Exhibit 10.1

VERAMARK TECHNOLOGIES, INC.

2012 INCENTIVE COMPENSATION PLAN

FOR

ANTHONY C. MAZZULLO

I.	INTRODUCTION

1.1. Purpose. The purpose of this Plan is to establish performance targets, and the cash and stock options that will be awarded to Anthony C. Mazzullo, the President and Chief Executive Officer (the “Executive”) of Veramark Technologies, Inc. (the “Company”) for the achievement of those targets, for the Fiscal Year (as hereinafter defined), in accordance with the Employment Agreement between the Executive and the Company dated as of January 1, 2011 (the “Employment Agreement”). This Plan and the performance targets have been established in order to enhance shareholder value. The Plan is designed to ensure that awards payable hereunder are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).

1.2. Description. This Plan is the means by which the Committee shall determine and implement incentive awards and discretionary bonuses for the Executive.

1.3. Term. This Plan shall be effective as of January 1, 2012 and shall provide for awards that may be granted for the 2012 fiscal year of the Company, unless earlier terminated pursuant to Section 7.1. It does not apply to any other fiscal year of the Company.

II.	DEFINITIONS

As used in this Plan (including Exhibit A hereto), the following terms shall have the following meanings:

“Adjusted EBITDA” means GAAP Net Income, plus depreciation, amortization, interest expense, pension expense, and equity compensation expense, less software development costs capitalized, and any additional impact on metrics resulting from changes in accounting policies, any extraordinary expenses that are outside the control of management (unforeseen litigation, acts of god, etc.), as well as adjustments for items listed under the definition of Performance Measures, below.

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Base Compensation” means the base rate of salary payable to the Executive as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration, for the Fiscal Year.

“Board” means the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in the Employment Agreement.

“Committee” means the Compensation Committee of the Board.

“Discretionary Bonus” shall have the meaning set forth in Section 5.3.

“Executive” means Anthony C. Mazzullo.

“Fiscal Year” shall mean the year beginning on January 1, 2012 and ending on December 31, 2012, inclusive;

“Incentive Award” means an Incentive Award payable to Executive under the Plan with respect to the Fiscal Year, whether in the form of cash or stock options, or any combination thereof, provided that any such stock options shall be issued pursuant to and be subject to the terms and conditions of the Stock Plan.

“Performance Measures” means those criteria that are set forth on Exhibit A to this Plan.

The Performance Measures and the achievement thereof shall be determined in accordance with generally accepted accounting principles to the extent applicable. They shall be subject to adjustments as may be specified by the Committee for (i) discontinued operations, categories, or segments; (ii) acquisitions and mergers; (iii) divestitures; (iv) cumulative effect of changes in accounting rules and methods; (v) material impairment or disposal losses; (vi) restructuring costs; (vii) business losses from economic, political and legal changes; (viii) retained and uninsured losses from natural catastrophe; (ix) extraordinary items; or (x) other unusual or nonrecurring events (the “Performance Measure Adjustments”).

“Plan” means this Veramark Technologies, Inc. 2012 Incentive Compensation Plan for Anthony C. Mazzullo, as in effect and as amended from time to time.

“Stock Plan” means the Company’s 1998 Long Term Incentive Plan as in effect and as amended from time to time.

III.	ADMINISTRATION

The administration and operation of this Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time to time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

IV.	PARTICIPATION

The sole person who shall be eligible to receive Awards under this Plan shall be Anthony C. Mazzullo.

V.	INCENTIVE PROGRAM

5.1. Performance Measures and Determination of Incentive Award. Incentive Awards under the Plan shall consist of both cash and options to purchase shares of the Company’s common stock. Incentive Awards under the Plan shall be calculated in accordance with Exhibit A, which takes into account orders received, gross revenues and Adjusted EBITDA. The Committee may increase, but not reduce, the cash portion of the Annual Incentive Award payable to Executive in the Committee’s sole discretion to take into account any factors as the Committee deems appropriate, including the individual performance of Executive. In no event shall the cash portion of the Annual Incentive Award payable to Executive exceed $165,000.

5.2. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the Fiscal Year and prior to the payment of any Incentive Award.

5.3. Payment of Incentive Award.

(a) As soon as practical after the expiration of the Fiscal Year, but no later than the last business day in June of the following fiscal year, and provided that he is actively employed until the last day of the Fiscal Year, Executive shall receive the Incentive Award determined in accordance with this Article V, except as otherwise provided in this Section below.

(b) If Executive is involuntarily terminated by the Company without Cause (as defined in the Employment agreement) on or after August 1st of the Fiscal Year or dies, becomes permanently disabled, or retires during the Fiscal Year (as defined in the Employment Agreement) the Executive shall be entitled to a prorated Incentive Award to be paid during the following fiscal year, provided that the performance goal(s) have been satisfied in accordance with this Article V. If Executive who is involuntarily terminated for Cause (as defined in the Employment Agreement) prior to the end of the Fiscal Year, Executive shall forfeit such Award.

(c) Orders, gross revenues and Adjusted EBIDTA shall be determined in accordance with GAAP, subject to the Performance Measure Adjustments.

(d) The Committee may award the Executive a Discretionary Bonus with respect to any Fiscal Year in addition to the Incentive Award payable with respect to such Fiscal Year. Such Discretionary Bonus may be made in such amounts, and taking into account such performance criteria, as the Committee may, in its discretion, determine. Any Discretionary Bonus shall be paid as soon as practical after the expiration of the applicable Fiscal Year, but no later than the last business day in June of the following Fiscal Year.

VI.	GENERAL PROVISIONS

6.1. Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of Executive to any Incentive Award which has been certified by the Committee pursuant to Section 5.3. To the extent necessary or advisable under applicable law, including Section 162(m) of the Code, Plan amendments shall be subject to shareholder approval. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

6.2. Designation of Beneficiary. In the event Executive dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

6.3. Rights Unsecured. The right of Executive to receive an Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

6.4. Withholding Taxes. The Company shall have the right to deduct from the payment of each Award any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

6.5. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon Executive any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. Neither Executive nor any other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c) Nonalienation of Benefits. Except as expressly provided herein, Executive shall not have the power or right to transfer, anticipate, or otherwise encumber Executive’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of Executive and his beneficiaries, heirs, executors, administrators or successors in interest.

(d) Section 162(m) and Section 409A of the Code. To the extent that any Award under this Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code or is subject to Section 409A of the Code, any provision, application or interpretation of the Plan that is inconsistent with such Sections shall be disregarded with respect to such Award, as applicable.

(e) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(f) Stock Subject to the Plan. Awards that are made in the form of stock options shall be made from the aggregate number of shares authorized to be issued under the terms of the Stock Plan.

(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

Veramark Technologies, Inc.

By:	/s/ Seth J. Collins
Name:	Seth J. Collins
Title:	Director and Compensation Committee Chairperson

The terms and conditions of the foregoing 2012 Incentive Compensation Plan are hereby accepted for purposes of the Employment Agreement between the undersigned and Veramark Technologies, Inc. dated as of January 1, 2011.

/s/ Anthony C. Mazzullo
Anthony C. Mazzullo

EXHIBIT A

Performance Measures and Awards

2012 CEO Bonus Plan

		Award Amount per Target
Percent of Target Achieved	Percent of Base Pay Awarded	Target: Orders 20%	Target: Revenue 40%	Target: Income 40% *1
70%	10.0%	5,500	11,000	11,000
80%	20.0%	11,000	22,000	22,000
90%	30.0%	16,500	33,000	33,000
100%	35.0%	19,250	38,500	38,500
110%	37.5%	20,625	41,250	41,250
120%	40.0%	22,000	44,000	44,000
130%	42.5%	23,375	46,750	46,750
140%	45.0%	24,750	49,500	49,500
150%	50.0%	27,500	55,000	55,000
160%	55.0%	30,250	60,500	60,500
170%	60.0%	33,000	66,000	66,000

*1	Income defined as Adjusted EBITDA
*	Adjusted EBITDA has the meaning set forth in the 2012 Incentive Compensation Plan for Anthony C. Mazzullo
*	Adjusted EBITDA calculated after all other management & employee bonuses are paid
*	Bonus triggered at 70% of Adjusted EBITDA Target; Minimum of 70% of Adjusted EBITDA Target to be eligible for any bonus
*	CEO bonus capped at 60% of base pay
*	CEO bonus paid out in a straight line extrapolation between defined levels
*	Stock option bonus is earned using same methodology as applicable to cash bonus award
*	Stock options total potential earned is 50,000 with no rollover
*	Board reserves right to increase or issue (but not decrease) bonus to CEO at its sole discretion